Exhibit (j) under N-1A
                                                     Exhibit 23 under 601/Reg SK





INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 50 to Registration Statement No. 2-91090 on Form N-1A of our report dated December 8, 2000 relating to the financial statements of Federated Equity Funds (the "Funds")(including: Federated Aggressive Growth Fund, Federated Capital Appreciation Fund, Federated Large Cap Growth Fund, Federated Growth Strategies Fund, Federated Small Cap Strategies Fund and Federated New Economy Fund) appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading "Financial Highlights" in such Prospectus.

By: /s/DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP

Boston, Massachusetts
December 27, 2000